Exhibit 99.1

For Immediate Release

WSI Industries Reports Strong Increase in First Quarter Sales

January 5, 2011—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported sales for its fiscal 2011 first quarter ending November 28, 2010 of $5,528,000, a 29.9% increase versus the prior year amount of $4,254,000. Net income for the fiscal 2011 first quarter was $69,000 or $.02 per diluted share versus $163,000 or $.04 per diluted share in the prior year first quarter.

Michael J. Pudil, chief executive officer, commented: “In its fiscal 2011 first quarter, WSI experienced a strong sales increase of almost 30% led in large measure by our ATV and motorcycle markets.” Pudil continued: “While we were profitable during the quarter with earnings at $.02 per diluted share, our results were negatively impacted by start-up costs with new customers.” Pudil concluded: “While our outlook for fiscal 2011 is somewhat tempered by the results in our fiscal 2011 first quarter, we remain optimistic about the balance of the fiscal year.”

Benjamin Rashleger, president and chief operating officer, added: “In prior communications we announced new programs in the energy sector as well as with a major defense contractor. While the roll-out of these programs is slower than we had anticipated, we are optimistic of their long-term positive impact on WSI. We consider the start-up costs with these customers to be investments that will provide future returns.” Rashleger concluded: “We are also pleased to report additional investments in capital equipment were made during the quarter that not only increased our capacities but further expanded our machining capabilities.”

The Company also announced today that its Board of Directors has declared a quarterly dividend of $.04 per share. As mentioned last quarter, the Company believes that a consistent dividend program is a further sign of WSI’s financial strength and improved business outlook. The dividend will be payable February 2, 2011 to holders of record on January 19, 2011.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, energy, recreational vehicles, small engines, marine, bioscience and the defense markets.

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For additional information:
Michael J. Pudil (CEO), Benjamin Rashleger (President) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

WSI INDUSTRIES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (unaudited)
In thousands, except per share amounts

	First quarter ended
	November 28,	November 29,
	2010	2009
Net Sales	$5,528	$4,254
Cost of products sold	4,798	3,472

Gross margin	730	782

Selling and administrative expense	595	530
Interest and other income	(5)	(8)
Interest and other expense	71	97

Earnings from operations before income taxes	69	163
Income taxes	25	59

Net earnings	$44	$104

Basic earnings (loss) per share	$0.02	$0.04

Diluted earnings (loss) per share	$0.02	$0.04

Weighted average number of common shares outstanding	2,808	2,794

Weighted average number of dilutive common shares outstanding	2,856	2,794
CONDENSED BALANCE SHEETS (Unaudited)
In thousands

	November 28,	November 29,
	2010	2009
Assets:
Total Current Assets	$7,671	$7,629
Property, Plant, and Equipment, net	6,880	7,250
Intangible Assets, net	2,573	2,954

Total Assets	$17,124	$17,833

Liabilities and Shareholders’ Equity:
Total current liabilities	$3,336	$3,976
Long-term debt	4,002	4,675
Shareholders’ equity	9,786	9,182

Total Liabilities and Shareholders’ Equity	$17,124	$17,833